CUSIP No. 448451104	Page 1 of 1 Page

Exhibit 2

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Scott P. Scharfman, Justin C. Jacobs and Eric Yanagi, each acting singly, to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Huttig Building Products, Inc., a Delaware corporation. The authority of Scott P. Scharfman, Justin C. Jacobs and Eric Yanagi under this Statement shall continue until the undersigned is no longer required to file any of Forms 3, 4 and 5 and Schedule 13D with regard to the undersigned’s ownership of or transactions in securities of Huttig Building Products, Inc. unless earlier revoked in writing. The undersigned acknowledges that Scott P. Scharfman, Justin C. Jacobs and Eric Yanagi are not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934, as amended.

Dated: March 18, 2019	/s/ Thomas E. Lynch
Thomas E. Lynch